Filed # C25784-49


 OCT 15 1999

                            ARTICLES OF INCORPORATION

                                       OF
                             QUANTUM COMPANIES, INC.

The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Nevada

 ARTICLE I NAME

The name of the corporation shall be Quantum Companies, Inc.

 ARTICLE 11 NATURE OF BUSINESS

This corporation may engage in or transact any and all lawful activities or business permitted under the laws of the United States, the State of Nevada, or any other state, county, territory or nation.

 ARTICLE III   CAPITAL STOCK

The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is twenty-five million (25,000,000)shares of common stock having a par value of $0.00 1 per share.

 ARTICLE IV ADDRESS

The street address of the initial registered office of the corporation shall t)e 2921 N. Tenaya Way, Suite 208, Las Vegas, Clark County, Nevada 89128 and the name of the initial Registered Agent for the corporation at that address is CORPORATE CAPITAL FORMATION, FNC.

 ARTICLE V TERM OF EXISTENCE

 This corporation shall exist perpetually.

ARTICLE VI DIRECTORS AND OFFICERS LIABILITY

A director or officer of the corporation shall not be pcrsonally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this article shall not eliminate or limit the liability of a director or officer for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of NRS 78.300. Any repeal or modification of this Article by stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

 ARTICLE VII
 INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by mason of the fact that he, or a person of whom he is a legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, firies, and amounts paid or to be paid in settlement), reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law agreement, vote of stockholder, provision of law or otherwise, as well as their rights under this Article.

 ARTICLE VIII SELF DEALING

No contract or other transaction between the corporation and other corporations, in the absence of fraud, shall be affected or invalidated by the fact that any one or more of the directors of the corporation is or are interested in a contract or trarisaction, or are directors or officers of any other corporation, and any director or directors, individually orjointly, may be a party or parties to, or may be interested in such contract, act or transaction, or in any way connected with such person or person's firm or corporation, and each and every person who may become a director of the corporation is hereby relieved from any liability that might otherwise exist from this contracting with the corporation for the benefit of himself or any firm, association or corporation in which he may be in any way interested. Any director of the corporation may vote upon any transaction with the corporation without regard to the fact that he is also a director of such subsidiary or corporation.

This corporation shall have a minimum of one director and a maximum of Mine. The initial Board of Directors shall consist of. Michael E. Smith, 2921 N, Tenaya Way, suite 208 Las Vegas, Nevada 89128

 ARTICLE M INCORPORATOR

The name and address of the incorporator is: Corporate Capital Formation, Inc.

                           Michael E. Smith, Secretary
                          2921 N, Tenaya Way, Suite 208
                             Las Vegas, Nevada 89128


IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal on this 13 day of October, 1999

 /s/ Michael Smith
 Corporate Capital Formation, Inc.
 Nfichael Smith, Secretary


 STATE OF NEVADA
 COUNTY OF CLARK


The foregoing instrumewnt was executed and acknowledged before me this 13th dat of October, 1999 by Michael E. Smith


 Norary Public
 State of Nevada
 My Commission Expires Oct. 7, 2001




 DESIGNATION OF AND ACCEPTANCE
         BY REGISTERED AGENT

The following is submitted in compliance with the laws of the State of Nevada Quantum Companies, Inc., a corporation organizing under the laws of the State of Nevada, with its principal office located at 2921 N. Tenaya Way, Suite 208, Las Vegas, Nevada 89128, has named Corporate Capital Formation, Inc., whose address is 2921 N. Tenaya Way, Suite 208, Las Vegas, Nevada 891128, as its Agent to accept service of process within this State.






 Received

 OCT 15 1999.

 1999

Secretary of State







 DESINGATION OF AND ACCEPTANCE
 BY RESIDENT AGENT

The following is submitted in compliance with the laws of the State of Nevada Raven Transportation Group, Inc, a corporation organizing under the laws of the State of Nevada, with its principal office located at 2921 N. Tenaya Way, Suite 208, Las Vegas, Nevada 89128, has narred Corporate Capital Formudon, Inc, who$,address is 2921 N. Tenaya Way, Suite 208, Las Vegas, Nevada 89128, as its Agent to accept service of process within this State.



 ACCEPTANCE:

I agree as Resident Agent to accept service of process; to keep the office open during prescribed hours; to post my name (and any other officers of said corporation authorized to accept service of process at the above designated address) in some conspicuous place in the office required by.

 Resident Agent:         /s/ Michael Smith
                         Corporate Capital Formation, Inc.
                         Michael E. Smith, Secretary


 STATE OF NEVADA
 COUNTY OF CLARK

BEFORE ME, the undersigned authority, this day personally appeared _________ who, after being duly sworn, deposes and says that the facts and matters contained above are true and correct, and that he has executed the same for the purposes expressed herein.

 WITNESS my hand and official seal this               day of

 Notary Public
 State of Nevada

 My Commission Expires


Received
Oct 15, 1999